Filer:
  Company Data:
    Company Name: Campbell Alternative Asset Trust

    IRS Number: 52-2238521
    State of Incorporation: Delaware
    Fiscal Year End: 12/31

    Business Address: 210 W. Pennsylvania Avenue
                      Baltimore, Maryland 21204
    Business Phone:   410-296-3301

    Filing Values:
      Form Type: 424B3
      SEC File Number: 333-37548



                        CAMPBELL ALTERNATIVE ASSET TRUST
                           MONTHLY REPORT - June 2005
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (23,515.720 units) at May 31, 2005               $ 36,264,771
Additions of 121,488 units on June 30, 2005                           199,540
Redemptions of (144,984) units on May 31, 2005                       (238,130)
Offering Costs                                                        (29,156)
Net Income (Loss) - June 2005                                       2,388,102
                                                                 ------------

Net Asset Value (23,492.224 units) at June 30, 2005              $ 38,585,127
                                                                 ============

Net Asset Value per Unit at June 30, 2005                        $   1,642.46
                                                                 ============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                      $ 1,189,644
    Change in unrealized                                              164,525

  Gains (losses) on forward contracts:
    Realized                                                        1,108,264
    Change in unrealized                                               77,936
  Interest income                                                      84,412
                                                                 ------------

                                                                    2,624,781
                                                                 ------------

Expenses:
  Brokerage fee                                                       102,827
  Performance fee                                                     129,054
  Operating expenses                                                    4,798
                                                                 ------------

                                                                      236,679
                                                                 ------------

Net Income (Loss) - June 2005                                   $   2,388,102
                                                                 ============



                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on June 30, 2005                        $  1,642.46

Net Asset Value per Unit on May 31, 2005                         $  1,542.15

Unit Value Monthly Gain (Loss) %                                        6.50 %

Fund 2005 calendar YTD Gain (Loss) %                                    9.40 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Global uncertainties continue to fuel profitable trends...

We are pleased to report another month of strong returns, as a surge in global volatility continues to fuel strong performance. Substantial moves in the currency, fixed income and energy markets enabled us to end the second quarter at or near new highs and to report solid year-to-date gains in most portfolios. Our most profitable positions were in the US Dollar, up sharply in June to new six-month highs, as the Euro and Yen continued a steep six-week slide. A further flattening of the yield curve provided a profitable opportunity for our models and the fixed income sector was one of our best performers this month. Several energy markets made new all-time highs in June and continued to generate positive returns for our portfolios. There are periods of limited opportunity when our returns disappoint some investors, and there are periods like the last two months when returns are generated broadly and seemingly effortlessly. It is important to understand that neither period is an aberration, and in fact, one begets the other. However, neither the timing nor the duration of these periods can be predicted, which is why it is essential that we maintain our discipline throughout. If you have any questions, please do not hesitate to call.

Sincerely,
Bruce Cleland
President & CEO